Exhibit 10mm
2023 PERFORMANCE UNITS PROVISIONS
As of March 15, 2023, the Board of Directors of Protective Life Corporation (the “Company”) granted you performance units (“Performance Units”) under the Protective Life Corporation Long-Term Incentive Plan (the “Plan”) that, subject to the satisfaction of the applicable terms and conditions related to such Performance Units, including, but not limited to, the satisfaction of the applicable performance vesting conditions specified below, will entitle you to receive a cash amount based on the PL Tangible Book Value of the Company. You have also received a Performance Unit Award Letter(s) (“Award Letter”), which together with these 2023 Performance Units Provisions (“Provisions”) and the Plan, constitutes your “Performance Unit Award(s).”
1.    General Provisions. The number of Performance Units that you have been awarded, the Award Period of the Performance Units, and the Date of Grant of the Performance Units are set forth in your Award Letter.
2.    Earn-Out of Performance Units.
(a)    General. Whether you will receive any cash payment in respect of your Performance Unit Award will be determined based upon (i) the extent to which the applicable performance objective has been satisfied, (ii) except as otherwise provided in Section 5 below, your continued employment until the date the Performance Units are paid, and (iii) your compliance with Sections 14, 15, 16, 17, and 19.
(b)    Cumulative After-tax Adjusted Operating Income. Payment with respect to your Performance Units will be based on the Company's Cumulative After-tax Adjusted Operating Income during the Award Period, as determined in accordance with the following schedule:

Cumulative After-tax	Percentage of Performance
Adjusted Operating Income	Units Earned
(dollars in millions)
Less than $829	0%
$829	25%
$1,275	100%
$1,594 or more	200%
There will be straight-line interpolation between Cumulative After-tax Adjusted Operating Income between $829 and $1,275 to determine the exact percentage to be paid between 25% and 100%; and between $1,275 and $1,594 to determine the exact percentage to be paid between 100% and 200%.
3.    Definitions. Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Plan. For purposes of these Provisions, the following terms shall have the following meanings:
“Cumulative After-tax Adjusted Operating Income” is defined as the Company's total income earned after taxes during the Award Period, excluding: (a) the impact of realized gains or losses on investments and derivatives; (b) any impairment losses recorded on goodwill and other intangible assets created by the Merger; (c) any expense borne by the Company that was the result of actions or requirements of the Company's Parent and were not included in the business plan; (d) unplanned changes to income resulting from new accounting pronouncements; (e) the immediate impacts from changes in current market conditions on estimates of future profitability on variable annuity and variable universal life products, including impacts on deferred acquisition cost (“DAC”), value of business acquired (“VOBA”), reserves, and other items; and (f) changes in the fair value of company-owned life insurance, exclusive of the long-term expected return of the underlying assets. Any lost income due to dividends paid in excess of planned amounts will be added back to determine after tax operating income.
4.    Time and Form of Payment. As soon as practicable, but not later than sixty (60) days, after the end of the Award Period, the Committee will determine the extent to which any Performance Unit Award has been earned. Except as otherwise set forth herein, the value of each earned Performance Unit shall equal the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet date last preceding the date of payment and shall be paid not later than the March 15 following the end of the Award Period.
5.    Termination of Employment.
(a)    Death, Disability or Retirement. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine (or as provided in the final sentence of this Section 5(a)), if your employment is terminated by death, Disability, Early Retirement, or Normal Retirement, you (or, as applicable, your legal representative or beneficiary) will receive a payment with respect to a pro-rata portion of your Performance Units, determined based on a fraction, the numerator of which is your period of employment during the Award Period and the denominator of which is the total number of days in the Award Period. The amount in respect of your pro-rated Performance Units will be determined by applying the performance achieved through the end of the Award Period (or the date of a Company Change in Control, if applicable) against the schedule set forth in Section 2(b) above. The remaining portion of your Performance Units (i.e., the excess over the pro-rated portion) shall be forfeited as of the date your employment terminates. Notwithstanding the foregoing, if (a) you are an officer with the title of Executive Vice President (or higher) at the time of your Termination of Employment due to Early Retirement or Normal Retirement you: (i) provide written notice to the Company of your intention to terminate employment due to Early Retirement or Normal Retirement at least six (6) months in advance of the effective date of such Termination of Employment, (ii) assist the Company, as needed with transition plans during the aforementioned notice period, (iii) remain in good standing, as determined in the sole discretion of the Company, and (iv) have accepted, in writing, an Award of any type granted under the Plan on or after November 2, 2022, then (b) your Performance Units will immediately vest in full upon such Termination of Employment, subject to performance achieved through the end of the Award Period applied against the performance schedules set forth in Section 2.
(b)    Special Termination. If your employment is terminated by reason of (1) the divestiture of a business segment or a significant portion of the assets of the Company, or (2) a significant reduction by the Company in its salaried work force, the determination of whether, to what extent, and on what conditions any payment shall be made with respect to any outstanding and unpaid Performance Units shall be at the discretion of the Committee. Any portion of your Performance Units which the Committee determines is not eligible for payment under this Section 5(b) shall be forfeited as of the date your employment terminates.
(c)    Other Termination. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for any reason not set forth in Sections 5(a) or (b), any outstanding and unpaid Performance Units will be forfeited.

(d)    Termination for Cause. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for Cause prior to the date your Performance Units are paid pursuant to Section 4, all of your outstanding and unpaid Performance Units will be forfeited.
6.    Company Change in Control. Subject to compliance with Sections 14, 15, 16, 17, and 19, in the event of a Company Change in Control, the Award Period shall be deemed to have ended on the date of the Company Change in Control and you shall be deemed to have earned the greater of (i) 100% of the Performance Units, or (ii) the percentage of such Performance Units that would derive from applying the schedule(s) in Section 2 through the date of the Company Change in Control (instead of over the Award Period). Any earned Performance Units shall be paid shall be paid within forty-five (45) days following the date on which the Company Change in Control occurs, based on the Company Change in Control Book Value Per Unit, if available within ten (10) days before such payment date; or, if the Company Change in Control Book Value Per Unit is not then available, then 90% of the value of each Performance Unit, based on the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control, shall be paid within forty- five (45) days of the Company Change in Control, followed by an additional payment in respect of each such Performance Unit within seventy-five (75) days of such Company Change in Control equal to the excess, if any, of (i) the Company Change in Control Book Value Per Unit over (ii) 90% of the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control.
7.    Federal Income Tax Consequences.
(a)    General. The following description of the federal income tax consequences of the Performance Units is based on currently applicable provisions of the Code and regulations, and is only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. You are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.
(b)    Grant of Performance Units. This grant of Performance Units will not cause you to be subject to federal income tax.
(c)    Payment of Performance Units. You will recognize ordinary income for federal income tax purposes on the payment date. The amount of income recognized will be equal to the aggregate amount of cash paid. Notwithstanding the foregoing, if you have made an effective election under the Company's Deferred Compensation Plan (“Deferred Compensation Plan”), the taxation of such deferred amount will be handled as discussed in Section 7(d).
(d)     Deferred Compensation Plan. To the extent eligible, you may elect to defer payment in respect of your earned Performance Units, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan. If you make effective deferral elections, you will recognize ordinary income when the deferred portion of the amount payable on your Performance Units is paid from the Deferred Compensation Plan, in an amount equal to the amount of cash paid. If eligible, you will be provided with more information about this deferral opportunity and the Deferred Compensation Plan before your Performance Units become payable. Notwithstanding the foregoing, if the Committee exercises discretion to adjust the calculation of any performance objective or criteria or otherwise adjust the objectives or criteria applicable to your Performance Units, then, to the extent necessary to comply with Code Section 409A, any outstanding performance-based deferral election will be invalidated and no new performance-based deferral election will be permitted with respect to such Performance Units.
(e)    ERISA. Neither the Plan nor this Performance Unit Award is qualified under Section
401(a) of the Code and neither is subject to any of the provisions of the Employee Retirement Income
Security Act of 1974, as amended.
8.    Tax Withholding. The Company will withhold an amount in cash sufficient to satisfy any applicable federal, state and/or local tax withholding obligations attributable to your Performance
Units, whether under this Plan or under the Deferred Compensation Plan, if you have made deferral elections under that plan in respect to your Performance Units.
9.    Non-transferability of Performance Units. Your Performance Units may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.
10.    Beneficiary Designations. You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under the Plan and this Performance Unit Award (including the right to receive payment in respect of your Performance Units after your death) by submitting a written beneficiary designation in a form acceptable to the Company. Any such designation will be effective only when filed with the Company's Chief Financial Officer or Controller (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations. If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.
11.    Administration of the Plan. The Committee has full power to administer and interpret the Plan and these Provisions and to adopt such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to carry out the provisions of the Plan. Except as otherwise provided in the Plan, the Committee’s interpretation and construction of the Plan and these Provisions and its determination of any conditions applicable to Awards or the granting of Awards to specific Participants is conclusive and binding on all Participants.
12.    Amendment. By action of the Board or the Committee, the Company may from time to time amend, terminate or discontinue the Plan and/or these Provisions in accordance with the terms of the Plan in effect at the time of the amendment, but no amendment, termination or discontinuance of these Provisions or the Plan will unfavorably affect any Performance Unit Award previously granted.
13.    Effect on Employment and Other Benefits. Receipt of a Performance Unit Award under the Plan does not give any Participant any right to receive awards in the future or to continue in the employ of the Company and its subsidiaries, and Performance Unit Award recipients are subject to discipline and discharge in the same manner as any other employee. Subject to the terms of the applicable plan, income recognized as a result of any payment in respect of Performance Units will not be included in the formula for calculating benefits under the Company's Pension Plan, 401(k), and disability plans.
14.    Cooperation in Litigation. By accepting a Performance Unit Award subject to the Plan, you agree that after your employment terminates (regardless of the reason), you will cooperate fully with the Company in connection with any current or future claims, lawsuits, arbitrations, proceedings, examinations, inquiries or investigations involving the Company that relate to your service with the

Company. This includes being available on reasonable notice for interviews and other communications with the Company's counsel in connection with any such matter and appearing at the Company's request (and without a subpoena) to be deposed or to give testimony.
15.    Non-Solicitation of Company Employees. The Company has expended and continues to expend significant time and expense in recruiting and training its employees and the loss of employees would cause significant and irreparable harm to the Company. Accordingly, by accepting a Performance Unit Award subject to the Plan and these Provisions, you agree that for one (1) year beginning on the date your employment terminates (regardless of the reason) (the “Restricted Period”), you will not (directly or indirectly) hire, solicit for hire, or assist others in hiring or soliciting for hire, any employee of the Company or its subsidiaries (“Company Employees”). This provision shall not prohibit you or a future employer of yours from hiring, soliciting for hire, or assisting others in hiring or soliciting for hire, any Company Employee who: (1) responds to a general solicitation or advertisement that is not directed to Company Employees or (2) is referred to your future employer by a search firm, employment agency, or similar organization without any assistance, input, or involvement by you.
16.    Non-Solicitation of Company Customers, Distributors, or Agents. The Company has expended and continues to expend significant time and expense in developing relationships and related goodwill with its customers, distributors, and agents; and the loss of these relationships (or any associated business) would cause significant and irreparable harm to the Company. Accordingly, by accepting a Performance Unit Award subject to the Plan and these provisions, you agree that, except to the extent prohibited by applicable law, during the Restricted Period, you will not — whether on your own behalf or on behalf of or in conjunction with any person or entity — (a) directly or indirectly solicit or accept any business of the type conducted by the Company as of your termination date from any person or entity that was either (1) a customer, distributor, or agent of the Company as of that date or (2) a prospective customer, distributor, or agent contacted, called upon, or serviced by the Company during the twelve (12) months before your termination date, or induce, promote, facilitate, or otherwise contribute to the solicitation of such customers, distributors, or agents or prospective customers, distributors, or agents; and/or (b) communicate for business purposes with any person or entity that was either (1) a customer, distributor, or agent of the Company as of your termination date or (2) a prospective customer, distributor, or agent contacted, called upon, or serviced by the Company during the twelve (12) months before your termination date.
17.    Confidential Information. The Company has expended and continues to expend considerable time and resources developing its Confidential Information; and this information is of great competitive importance and commercial value to the Company. The improper use or disclosure of the Company’s Confidential Information would cause significant and irreparable harm to the Company. Accordingly, by accepting a Performance Unit Award subject to the Plan and these provisions, you agree to permanently maintain the confidentiality of the Company’s “Confidential Information.” Confidential Information includes, but is not limited to, all information not generally known to the public (in spoken, printed, electronic, or any other form or medium) relating to the Company’s: business (including without limitation, business plans and strategies, financial information, customer or prospective customer information, agent or prospective agent information, distributor or prospective distributor information, marketing plans, terms of agreements, etc.), technologies (including without limitation, computer software, databases, web design, technical drawings, designs, schematics, algorithms, technical data, research plans, systems, etc.), products (including without limitation, product design, pricing, and development information), transactions or potential transactions, services, trade secrets, know-how, formulas, processes, ideas, inventions (whether or not patentable), training materials, personnel information, attorney-client communications, and third-party relationships. The above list is not exhaustive and Confidential Information includes any other information that should be reasonably understood as the confidential or proprietary information of the Company. Confidential Information includes not only information disclosed by the Company to you, but also information developed or learned by you during the course of your employment with the Company. Information is not confidential, however, if it is available in the public domain through no fault of your own.
18.    Forfeiture of Outstanding Awards and Recovery of Damages by the Company. In the event you violate any of Sections 14, 15, 16, and/or 17, then, in the Company’s sole discretion, you will forfeit all outstanding Awards under the Plan (including any Award not yet paid from the Plan or not yet allocated to the Deferred Compensation Plan to the extent subject to an otherwise valid deferral election). You agree that if you were to violate any of Sections 14, 15, 16 and/or 17 the amount of damages suffered by the Company would be difficult to determine. Therefore, you agree that the Company will be entitled to recover liquidated damages from you equal to the amount of income that you realize under this Performance Unit Award (including all legally required withholdings) (or, if less, the portion thereof determined by the Committee) if the Committee reasonably determines in good faith that you violated any of Sections 14, 15, 16, and/or 17. All determinations under this Section shall be made by the Committee, acting reasonably and in good faith, and its determinations shall be final, binding and conclusive on you, the Company, and any other person or entity affected thereby. This liquidated damages provision does not relinquish any equitable remedies and other claims for damages that the Company may have. The Company will be entitled to recover costs and expenses, including attorneys’ fees, incurred in enforcing or bringing any action to protect its rights under Sections 14, 15, 16, and/or 17.
19.    Executive Vice President (or Higher) - Competitive Activity, Conflicting Activity, and Remedies. If you are an officer with the title of Executive Vice President (or higher) who Terminates Employment due to Early Retirement or Normal Retirement in accordance with Section 5(a) and the Company determines, in its sole discretion, that you directly or indirectly, either for your own benefit or purposes or for the benefit or purposes of any person or entity other than the Company, engaged in any “Competitive Activity” (as defined below) with the Company, in any geographic territory or region in which the Company has conducted business activities during your employment with the Company, expressly including, but not limited to, the United States, (x) within the one (1) year period following your Termination of Employment due to Early Retirement or Normal Retirement, in the Company’s sole discretion: (i) the Company may seek injunctive relief to stop your engagement in such Competitive Activity, (ii) you will forfeit all outstanding Awards of any type granted under the Plan (including any Award not yet paid from the Plan or not yet allocated to the Deferred Compensation Plan to the extent subject to an otherwise valid deferral election), and (iii) with respect to all Awards of any type granted under the Plan concurrently herewith or subsequently hereto, you must repay the Company for any amount previously received (and forfeit any amount previously allocated to your Deferred Compensation Plan account, including earnings thereon); and (y) within the two (2) year period immediately following the aforementioned one (1) year period, the Company has the right to review any potential business engagement that may conflict with the Company’s interest, including, but not limited to employment, consulting, and/or board service (a “Conflicting Activity”), and if the Company identifies a conflict and you continue to engage in such Conflicting Activity, then, in the Company’s sole discretion: (i) you will forfeit all outstanding Awards of any type granted under the Plan (including any Award not yet paid from the Plan or not yet allocated to the Deferred Compensation Plan to the extent subject to an otherwise valid deferral election), and (ii) you must repay any amount received from the Plan that was paid during the period you engaged in the activity identified by the Company to be a Conflicting Activity (and forfeit any amount allocated to your Deferred Compensation Plan account during such period, including earnings thereon). Any remedies outlined in this Section 19 may be applied by the Company in its sole discretion and need not be enforced uniformly.

As used in this Agreement, “Competitive Activity” means directly or indirectly engaging in any ownership of, investment in, employment by, consulting for, providing services as an independent contractor for, board membership for, or activities for any business similar to, competitive with, or conflicting with the business engaged in by the Company or any of its affiliates, including, without limitation, providing insurance and investment products and services, whether for your own benefit or for the benefit of any other person, firm, corporation, or business entity.
Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding securities of any class of a corporation which is publicly traded, so long as you have no active participation in the business of any such corporation. The parties agree that the scope and duration of the restrictive covenant contained in this Section 19 is reasonable despite any presumptions created by applicable law in light of the significant consideration being provided and the nature and scope of your duties with the Company and/or its affiliates.
20.     Performance Units Subject to the Plan. These Provisions are subject to the Plan as approved by the Board. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
21.    Acceptance of Award. If you wish to accept your Performance Unit Award, you must execute a 2023 Long-Term Incentive Plan Awards Acceptance Form, in the manner specified by the Company, which may be in the form of an electronic signature, no later than March 24, 2023.
22.    Communications with Government Agencies. Nothing in these Provisions, (i) is intended to or will be used in any way to limit your rights to communicate with a government agency, as provided for, protected under or warranted by applicable law or (ii) limits your right to receive an award from the government for information provided to any government agency. You may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
Questions regarding a Performance Unit Award subject to the Plan and requests for additional information about these Provisions, the Plan or the Committee should be directed to Rachel Goodson, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202 (e-mail: Rachel.Goodson@Protective.com). The Plan, these Provisions and your Award Letter contain the formal terms and conditions of your Award, and you should retain them for future reference. You may obtain a copy of the Plan by written or email request to Rachel Goodson.

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